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ASSET PURCHASE AGREEMENT
dated as of May 2, 2008
by and among
RADIANT SYSTEMS, INC.,
JADEON, INC.,
VISTA.COM, INC.
and
INNUITY, INC.

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ASSET PURCHASE AGREEMENT
     This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of May 2, 2008, but effective as of the Effective Time (as defined below), by and among RADIANT SYSTEMS, INC, a Georgia corporation (“Purchaser”), JADEON, INC., a Nevada corporation (“Seller”), VISTA.COM, INC., a Washington corporation (“Shareholder”), and INNUITY, INC., a Utah corporation (“Parent”).
RECITALS:
     WHEREAS, Seller is engaged in the business (the “Business”) of marketing and selling systems (consisting of hardware and/or software) used for checkout, inventory management, labor management, enterprise reporting, and configuration of point of sale data by end-users in the hospitality and retail industries, and providing ongoing installation, training, consulting, maintenance and support services for such systems; and
     WHEREAS, Seller desires to sell, transfer and assign to Purchaser, and Purchaser desires to purchase and acquire from Seller, substantially all of the assets of Seller relating to the operation of the Business, and in connection therewith, Purchaser has agreed to assume certain of the liabilities of Seller relating to the Business, all on the terms set forth herein.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
SALE OF ASSETS AND CLOSING
          1.01 Assets.
          (a) Assets Transferred. On the terms and subject to the conditions set forth in this Agreement, Seller will sell, transfer, convey, assign and deliver to Purchaser, and Purchaser will purchase and pay for, at the Closing, free and clear of all Liens other than Permitted Liens, all of Seller’s right, title and interest in, to and under all of the assets of Seller used in connection with the Business, as the same shall exist on the Closing Date (collectively, the “Assets”) including, without limitation, the following assets used in connection with the Business, but specifically excluding the Excluded Assets (as such term is defined in Section 1.01(b)):
     (i) All equipment, machinery, furniture, fixtures and other tangible personal property used in connection with the Business (“Tangible Personal Property”);
     (ii) All operating cash, commercial paper, certificates of deposit and other bank deposits and other cash equivalents;
     (iii) All trade and other accounts receivable and all rights to receive payments arising out of the conduct of the Business, including any rights of Seller with respect to

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any third party collection procedures or any other Actions or Proceedings which have been commenced in connection therewith (the “Accounts Receivable”);
     (iv) All Inventory of Seller;
     (v) All Contracts to which Seller is a party and which are utilized in the conduct of the Business, and all of the Assumed IT Contracts regardless of whether in the name of Seller or Parent (collectively, the “Assumed Agreements”);
     (vi) All Intellectual Property used in the conduct of the Business on a worldwide basis, including but not limited to all rights in and to the name “Jadeon”, all rights to the domain names www.jadeon.com and www.jadeonPOS.com, and all rights in and to the website currently operated by Seller at www.jadeon.com (collectively, the “Intellectual Property Assets”);
     (vii) All transferable Licenses (including applications therefor) utilized in the conduct of the Business;
     (viii) All Books and Records used or held for use in the conduct of the Business or otherwise relating to the Assets;
     (ix) All rights of Seller under any claims, warranties, guaranties, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment of every kind and nature relating to the Business, other than those relating to the Excluded Assets or the Retained Liabilities;
     (x) All unfilled customer orders relating to the Business and all deposits and other payments relating thereto;
     (xi) All prepaid assets or advance payments relating to the Business (including without limitation the Prepaid Microsoft Licenses (as defined in Section 4.08 below));
     (xii) All goodwill of the Business; and
     (xiii) All other assets and properties of Seller used or held for use in connection with the Business, excluding the Excluded Assets.
          (b) Excluded Assets. Notwithstanding anything in this Agreement to the contrary, the following assets and properties of Seller (the “Excluded Assets”) shall be excluded from and shall not constitute Assets:
     (i) All of Seller’s right, title and interest in and to the Excluded Employment Agreements;
     (ii) All of Seller’s right, title and interest in and to: (A) that certain Marketing Agreement (also referenced as Agent Agreement and Independent Contractor

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Agreement) dated August 3, 2005 between Seller and Vista dba Merchant Partners; (B) that certain SD VAR Agreement dated March 7, 2007 between Seller and Epson America, Inc.; (C) that certain Reseller Agreement dated June 14, 2006 between Parent and ProphetLine, Inc; and (D) the license agreement for Sugar Enterprise On-Site, licensed from Sugar CRM, Inc.
     (iii) All license agreements for software programs licensed from Microsoft Corporation (other than in connection with the Assumed IT Contracts and the Prepaid Microsoft Licenses).
     (iv) All intercompany notes or other obligations payable to Seller by Parent, Shareholder or its other Affiliates;
     (v) The minute books, stock transfer books and corporate seal of Seller;
     (vi) All Benefit Plans of Seller including all assets thereof;
     (vii) All casualty, liability or other policies of insurance maintained by or on behalf of the Seller and the rights thereunder and all rights under self insurance programs; and
     (viii) Seller’s rights under this Agreement.
          1.02 Liabilities.
          (a) Assumed Liabilities. In connection with the sale, transfer, conveyance, assignment and delivery of the Assets pursuant to this Agreement, on the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser will assume and agree to pay, perform and discharge when due the following obligations of Seller arising in connection with the operation of the Business, as the same shall exist on the Closing Date (collectively, the “Assumed Liabilities”), and no others:
     (i) All obligations of Seller under the Assumed Agreements, so long as such obligations have been incurred in the ordinary course of business consistent with past practices (but specifically excluding liabilities for breaches thereof occurring on or prior to the Closing Date, whether occurring as a result of the transactions contemplated by this Agreement or otherwise).
     (ii) All liabilities of Seller to customers of the Business for warranty, maintenance and support obligations, but only to the extent that such liabilities have been incurred in the ordinary course of business and are reflected as liabilities on the Closing Date Statement.
          (b) Retained Liabilities. The parties hereto expressly acknowledge and agree that, except for the Assumed Liabilities, Purchaser shall not assume or incur, and Seller shall remain liable to pay, perform and discharge, all liabilities and obligations of Seller (collectively, the “Retained Liabilities”), including, without limitation, liabilities and obligations of Seller:

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(A) for Taxes owed by Seller to any Governmental Authority, (B) arising out of or in any way connected with pending or threatened litigation, resulting from or in any way connected with the operation of the Business prior to the Closing, whether or not disclosed to Purchaser (including the matters disclosed in Section 2.10 of the Disclosure Schedule), (C) for violation by Seller of any statute, ordinance, regulation, order, judgment or decree, (D) all intercompany notes or other obligations owed by Seller to Parent, Shareholder or any other Affiliate of Seller, (E) arising from or relating to any claims by or on behalf of present or former employees of Seller in respect of severance pay or benefits or termination pay or benefits and similar obligations relating to such employees’ employment with the Business through the Closing Date or the termination of such employees’ employment with Seller, (F) under any Benefit Plan of Seller; (G) arising from or relating to any Excluded Asset; (H) arising from or relating to any debt or liabilities incurred by Seller prior to the Closing Date not included in the Assumed Liabilities; (I) arising from or relating to any Excluded Employment Agreement (including without limitation the Retention Bonus Obligations); (J) arising from or relating to any of the obligations of Parent, Seller or Shareholder to Imperium Master Fund, Ltd. (“Imperium”) or Wells Fargo Bank, N.A. (“Wells Fargo”) and (K) trade payables.
          1.03 Purchase Price. The total purchase price to be paid by Purchaser to Seller for the Assets (the “Purchase Price”) shall be the sum of Seven Million Dollars ($7,000,000), subject to adjustment pursuant to Section 1.04 below. Upon the terms and conditions set forth in this Agreement, Purchaser shall pay the Purchase Price to Seller as follows:
          (a) At the Closing, Purchaser shall pay to Seller the Purchase Price minus the Escrow Amount (as defined below) (the “Closing Date Payment”). The Closing Date Payment shall be delivered by Purchaser to Seller in immediately available funds by wire transfer on the Closing Date to one or more accounts designated by Seller in a written notice delivered to Purchaser prior to the Closing Date. Notwithstanding the foregoing, prior to the Closing, Seller may direct Purchaser to pay a portion of the Purchase Price to any holder of Indebtedness of Seller on Seller’s behalf in order to cancel any Liens on the Assets (other than Permitted Liens).
          (b) At the Closing, Purchaser shall deliver Three Hundred and Seventy-Five Thousand Dollars ($375,000) (the “Escrow Amount”) by wire transfer of immediately available funds, to the Escrow Agent, for the purpose of securing the Seller’s and Parent’s indemnification obligations pursuant to Article VIII and to be held and released in accordance with the terms of this Agreement and the Escrow Agreement.
          1.04 Purchase Price Adjustment.
          (a) On or before the Closing Date, Seller and Purchaser shall conduct an audit of Seller’s Inventory to the extent that it can be observed without unreasonably disrupting the operation of the Business. Within thirty (30) days following the Closing Date, Seller shall prepare a written schedule of all items of Inventory as of the Closing Date that Purchaser was unable to observe as part of the foregoing audit (the “Inventory Schedule”). The Inventory Schedule shall indicate the condition of each item of Inventory included thereon.
          (b) Within forty five (45) calendar days following the Closing Date, Seller shall cause to be prepared and shall deliver to Purchaser, along with the Inventory Schedule, a

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statement of Assets and Assumed Liabilities (the “Closing Date Statement”) based on the balance sheet of Seller as of the Effective Time. The Closing Date Statement shall include only the Assets and the Assumed Liabilities.
          (c) Except as set forth in the following sentence, the Closing Date Statement shall be prepared in accordance with United States generally accepted accounting principles (“GAAP”) and, to the extent not inconsistent therewith, the past practices of Seller applied on a consistent basis. For purposes of the Closing Statement: (i) used Inventory that has been fully refurbished shall be valued based upon the amount that it would sell for between a willing buyer and a willing seller made at wholesale, neither being under any compulsion to buy or to sell and both having reasonable knowledge of relevant facts; (ii) used Inventory that has been partially refurbished but requires additional refurbishing by Purchaser shall be valued at fifty percent (50%) of the amount that it would sell for between a willing buyer and a willing seller made at wholesale, neither being under any compulsion to buy or to sell and both having reasonable knowledge of relevant facts; (iii) used Inventory that has not been restored to merchantable condition, and is not capable of being so restored without undue effort, shall be valued at zero; and (iv) Accounts Receivable aged over ninety (90) days and not collected on the date that the Closing Date Statement is actually finalized pursuant to subsection (f) below shall be valued at zero.
          (d) For purposes of this Agreement, the “Net Assets” means an amount equal to the difference between the following: (i) the amount of the current Assets as set forth on the Closing Date Statement; minus (ii) the Adjusted Assumed Liabilities Amount. For purposes of this Agreement, the “Adjusted Assumed Liabilities Amount” means an amount equal to the Assumed Liabilities, reduced by fifty percent (50%) of the amount of liabilities related to deferred revenue, and increased by the amount of the upfront license fee in the amount of $7,633 required to be paid by Purchaser to obtain a 12-month license agreement for 17 seats of Sugar Enterprise On-Site from Sugar CRM, Inc. after Closing.
          (e) Based on the foregoing calculation of Net Assets above, if the amount of Net Assets is: (i) a positive amount (i.e., greater than zero), then Purchaser shall pay Seller in cash the amount of the Net Assets, and (ii) a negative amount (i.e., less than zero), Seller shall pay Purchaser in cash the amount by which Net Assets are less than zero.
          (f) Purchaser shall have the right to review fully all work papers relating to the Closing Date Statement in order to confirm that the Closing Date Statement has been determined as provided herein. Purchaser shall complete its review within forty five (45) days after such determination has been made available for review. If Purchaser believes that any adjustment should be made to the Closing Date Statement in order for Net Assets to be determined in accordance with the requirements of this Section, Purchaser shall give Seller written notice of such adjustments. If Seller agrees with the proposed adjustments, the adjustments shall be made to the Closing Date Statement. If there are proposed adjustments which are disputed by Seller, then the parties shall negotiate in good faith to resolve all disputed adjustments. If, after a period of forty five (45) days following the date on which Purchaser gives written notice of any proposed adjustments, any such adjustments still remain disputed, the parties will jointly engage a mutually acceptable independent accounting firm (the “Independent

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Accountant”) to resolve any remaining disputed adjustments in accordance with this Agreement, and the decision of the Independent Accountant shall be final and binding on the parties hereto and nonappealable. Any payment required hereunder shall be tendered within three (3) Business Days after the earlier of the agreement of the parties on the amount thereof or a written notice of any resolution of such amount has been given by the Independent Accountant to the parties hereunder. Purchaser has the right, but not the obligation, to use the Escrow Amount to satisfy the obligation of Seller with respect to the Purchase Price adjustment, if any. All fees and expenses of the Independent Accountant incurred in connection with such resolution shall be split equally between the parties.
          1.05 Third Party Consents. To the extent that any of the Assets are not assignable without the consent, waiver or approval of another Person, this Agreement shall not constitute an assignment or an attempted assignment of such Asset if such assignment or attempted assignment would constitute a breach thereof. Seller and Purchaser shall, for the account of Purchaser, use their respective commercially reasonable efforts to obtain such consents, waivers and approvals as soon as practicable following the Closing Date and Purchaser shall cooperate with and assist Seller to this end; provided, that Seller shall take no action to seek such consent, waiver or approval without prior consultation with or approval by Purchaser. If any such consent, waiver or approval shall not be obtained despite Seller’s commercially reasonable efforts to procure such consent, waiver or approval, then Seller shall cooperate with Purchaser in any reasonable arrangement designed to provide Purchaser with the benefits intended to be assigned to Purchaser with respect to the underlying Asset, including, without limitation, enforcement of any and all rights of Seller against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise. If and only if such reasonable arrangement can be made, and except as otherwise provided herein, Purchaser agrees to accept the burdens and perform the obligations underlying such Asset. Furthermore, if the other party’s consent is subsequently obtained, Purchaser shall at such time agree to assume all liabilities and obligations thereunder, except for Retained Liabilities. If and to the extent that such arrangement cannot be made, Purchaser shall have no obligation with respect to any such Asset.
          1.06 Allocation of Purchase Price. After the Closing, the parties agree to negotiate in good faith and determine the allocation of the Purchase Price for the Assets. Each party hereto agrees (i) that any such allocation shall be consistent with the requirements of Section 1060 of the Code and the regulations thereunder, (ii) to complete jointly and to file separately Form 8594 with its Federal income tax return consistent with such allocation for the tax year in which the Closing Date occurs, and (iii) that no party will take a position on any Tax return, before any Governmental Authority charged with the collection of any such Tax or in any judicial proceeding, that is in any manner inconsistent with the terms of any such allocation without the consent of the other party.
          1.07 Closing; Effective Time.
          (a) The closing of the purchase and sale provided for herein (the “Closing”) shall take place via facsimile and email simultaneously with the execution hereof. The date upon which the Closing occurs shall be referred to herein as the “Closing Date.”

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          (b) Notwithstanding anything contained herein to the contrary, the Closing shall be effective at 12:01 a.m. (Atlanta, Georgia time) on May 1, 2008 (the “Effective Time”), with the operation of the Business from and after the Effective Time being for the account and benefit of, and at the risk and expense of, Purchaser.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER, SHAREHOLDER AND PARENT
     Seller, Shareholder and Parent hereby jointly and severally represent and warrant to Purchaser as follows, subject to the exceptions specifically disclosed in writing in the Disclosure Schedule, the sections of which correspond to the Sections of this Agreement (or disclosed in any other section, subsection or clause of the Disclosure Schedule; provided, that it is reasonably apparent that such disclosure would be responsive to such other Section, subsection or clause of this Article II):
          2.01 Organization of Seller. Each of Seller, Shareholder and Parent is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Seller has full corporate power and authority to conduct the Business as and to the extent now conducted and to own, use and lease its assets and properties used in the Business. Seller is duly qualified, licensed or admitted to do business and is in good standing in all jurisdictions where the Business is conducted, except where the failure to be so qualified or licensed would not have a material adverse effect on the Business.
          2.02 Authority; Execution. Each of Seller, Shareholder and Parent has full corporate power and authority to execute and deliver this Agreement and the Operative Agreements to which they are a party, to perform their obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Seller, Shareholder and Parent of this Agreement and the Operative Agreements to which they are a party, and the performance by each of Seller, Shareholder and Parent of their obligations hereunder and thereunder, have been duly and validly authorized by all requisite corporate action. This Agreement has been duly and validly executed and delivered by each of Seller, Shareholder and Parent and constitutes, and upon the execution and delivery by each of Seller, Shareholder and Parent of the Operative Agreements to which they are a party, such Operative Agreements, assuming the due authorization, execution and delivery of this Agreement and the Operative Agreements by Purchaser, will constitute legal, valid and binding obligations of Seller, Shareholder and Parent enforceable against them in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to creditors rights and to general principles of equity.
          2.03 Capitalization; Ownership of Subsidiaries. Parent owns all of the issued and outstanding capital stock of Shareholder. Shareholder owns all of the issued and outstanding shares of capital stock of Seller. The Assets do not include any shares of capital stock or any other ownership interest in, or securities of, any corporation, partnership, joint venture or other legal entity.

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          2.04 No Conflicts. The execution and delivery by each of Seller, Shareholder and Parent of this Agreement do not, and the execution and delivery by each of Seller, Shareholder and Parent of the Operative Agreements to which they are parties, the performance by each of Seller, Shareholder and Parent of their respective obligations under this Agreement and such Operative Agreements and the consummation of the transactions contemplated hereby and thereby will not:
          (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the articles or certificate of incorporation or bylaws of Seller, Shareholder or Parent;
          (b) conflict with or result in a material violation or breach of any term or provision of any Law or Order applicable to Seller, Shareholder, Parent or any of the Assets; or
          (c) except as disclosed in Section 2.04 of the Disclosure Schedule, (i) conflict with or result in a material violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Seller, Shareholder or Parent to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (iv) result in the creation or imposition of any Lien upon Seller, Shareholder, Parent or any of the Assets under, any Contract or License to which Seller, Shareholder or Parent is a party or by which any of the Assets is bound.
          2.05 Governmental Approvals and Filings. Except as disclosed in Section 2.05 of the Disclosure Schedule, no consent, approval or action of, filing with or notice to any Governmental Authority on the part of Seller, Shareholder or Parent is required in connection with the execution, delivery and performance of this Agreement or any of the Operative Agreements to which they are parties or the consummation of the transactions contemplated hereby or thereby.
          2.06 Financial Information. Section 2.06 of the Disclosure Schedule sets forth copies of Seller’s unaudited balance sheets and statements of income as of and for the fiscal years ended December 31, 2007 and December 31, 2006 and as of and for the three-month period ended March 31, 2008 (collectively, the “Financial Statements”). The Financial Statements are true and complete in all material respects and were prepared in accordance with GAAP and, to the extent not inconsistent therewith, the past practices of Seller, consistently applied throughout the periods indicated (subject to normal year-end adjustments and the omission of footnotes and other presentation items). The Financial Statements were prepared from the Books and Records of Seller and fairly and accurately set forth the results of operations and financial positions of the Business, as of the dates and for the periods indicated. The Books and Records provided a fair and accurate basis for the preparation of the Financial Statements delivered to Purchaser in accordance with this Section.
          2.07 Absence of Changes. Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on or prior to the Closing Date, since the Most Recent Balance Sheet Date, there has not been any material adverse change, or

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any event or development which, individually or together with other such events, could reasonably be expected to result in a material adverse change, in the assets, liabilities, financial condition, or results of operation of the Business. Without limiting the foregoing, except as disclosed in Section 2.07 of the Disclosure Schedule, there has not occurred, between the Most Recent Balance Sheet Date and the date hereof, any of the following:
          (a) any of the following outside the ordinary course of business, consistent with past practice for the Business: (i) any increase in the salary, wages or other compensation of any Employee whose annual salary is, or after giving effect to such change would be, $100,000 or more; (ii) any establishment or modification of (A) targets, goals, pools or similar provisions in respect of any fiscal year under any employment-related Contract or other compensation arrangement with or for Employees, or (B) salary ranges, increase guidelines or similar provisions in respect of any employment-related Contract or other compensation arrangement with or for Employees; or (iii) any adoption, entering into or becoming bound by any Benefit Plan, employment-related Contract or collective bargaining agreement, or amendment, modification or termination (partial or complete) of any Benefit Plan, employment-related Contract or collective bargaining agreement, except to the extent required by applicable Law;
          (b) except for Indebtedness that will be satisfied on or before the Closing and set forth on Section 2.04 of the Disclosure Schedule, the incurrence by Seller of Indebtedness with respect to the conduct of the Business;
          (c) any physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the plant, real or personal property or equipment of any Seller used or held for use in the conduct of the Business in an aggregate amount exceeding $25,000;
          (d) any material change in (i) any pricing, investment, accounting, financial reporting, inventory, credit, allowance or Tax practice or policy of the Business or (ii) any method of calculating any bad debt, contingency or other reserve of the Business for accounting, financial reporting or Tax purposes;
          (e) any write-off or write-down of or any determination to write-off or write-down of any of the Assets;
          (f) (i) any acquisition or disposition of any Assets, other than Inventory in the ordinary course of business consistent with the past practice of the Business; or (ii) any creation or incurrence of a Lien, other than a Permitted Lien, on any Assets;
          (g) any entering into, amendment, modification, termination (partial or complete) or granting of a waiver under or giving any consent with respect to (i) any Contract which is required (or had it been in effect on the date hereof would have been required) to be disclosed in the Disclosure Schedule pursuant to Section 2.17 or (ii) any License;

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          (h) capital expenditures or commitments for additions to property, plant or equipment used or held for use in the conduct of the Business constituting capital assets in an aggregate amount exceeding $25,000;
          (i) any transaction with any officer, director or Affiliate of Seller;
          (j) any disposal of any rights to the use of any Intellectual Property, or disclosure to any Person of any trade secret, formula, process or know-how not theretofore a matter of public knowledge without obtaining an appropriate confidentiality agreement from such person;
          (k) any sale, assignment, transfer or license of any Intellectual Property, except for nonexclusive licenses granted to customers in the ordinary course of business;
          (l) any entering into of a Contract to do or engage in any of the foregoing after the date hereof; or
          (m) any other transaction involving or development affecting the Business or the Assets outside the ordinary course of business consistent with past practice.
          2.08 No Undisclosed Liabilities. Except as reflected or reserved against in the Most Recent Balance Sheet or as disclosed in Section 2.08 of the Disclosure Schedule, there are no Liabilities against, relating to or affecting the Business or any of the Assets, other than Liabilities incurred subsequent to the Most Recent Balance Sheet Date in the ordinary course of business consistent with past practice which in the aggregate are not material to the assets, liabilities, financial condition, or results of operation of the Business.
          2.09 Taxes.
          (a) Seller has timely paid all Taxes, and all interest and penalties due thereon and payable by it for the Pre-Closing Tax Period which will have been required to be paid on or prior to the Closing Date, the non-payment of which would result in a Lien on any Asset, would otherwise adversely affect the Business or would result in Purchaser becoming liable or responsible therefor.
          (b) Seller has established, in accordance with generally accepted accounting principles applied on a basis consistent with that of preceding periods, adequate reserves for the payment of, and will timely pay all Tax liabilities, assessments, interest and penalties which arise from or with respect to the Assets or the operation of the Business and are incurred in or attributable to the Pre-Closing Tax Period, the non-payment of which would result in a Lien on any Asset, would otherwise adversely affect the Business or would result in Purchaser becoming liable therefor.
          (c) Except as set forth on Section 2.09 of the Disclosure Schedule, Seller and its Affiliates have filed on a timely basis (or have received a valid extension to file) with the

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appropriate Tax Authorities all Tax Returns applicable to the Business or the Assets, and all such returns are true, correct, and complete in all respects.
          2.10 Legal Proceedings. Except as disclosed in Section 2.10 of the Disclosure Schedule: (a) there are no Actions or Proceedings pending or, to the Knowledge of Seller, Shareholder or Parent, threatened against, relating to or affecting Seller with respect to the Business or any of the Assets; and (b) there are no Orders outstanding against Seller with respect to the Business or the Assets.
          2.11 Compliance With Laws and Orders. Except as disclosed in Section 2.11 of the Disclosure Schedule, Seller is not, nor has it at any time been, nor has it received any notice that it is or has at any time been, in material violation of or in default under any Law or Order applicable to the Business or the Assets.
          2.12 Employee Benefits; ERISA. Seller does not have any liability under, nor is it subject to any Lien, restriction or other adverse right relating to, any “employee benefit plan” (as defined in Section 3(3) of ERISA), including any multiemployer plans (as defined in Section 3(37) of ERISA) or any other bonus, deferred compensation, severance pay, pension, profit-sharing, retirement, insurance stock purchase, stock option or other fringe benefit plan, arrangement or practice maintained, or contributed to, by Seller for the benefit of any current or former employees, officers or directors (collectively, the “Benefit Plans”) (i) that would affect in any manner whatsoever Purchaser’s right, title and interest in, or right to use or enjoy (free and clear of any Lien, other than Permitted Liens), the Assets, or (ii) that would result in the assumption by or imposition on Purchaser of any liability other than liabilities expressly included as Assumed Liabilities.
          2.13 Property.
          (a) Seller does not own any real property which is used in connection with the Business. Section 2.13(a) of the Disclosure Schedule lists all leases of real property used in connection with the Business. Except as set forth on Section 2.13(a) of the Disclosure Schedule, with respect to all such leased real property, (i) all of such leases are in full force and effect and are valid, binding and enforceable in accordance with their terms, (ii) no consents are required by the landlords under the applicable leases to the transactions contemplated by this Agreement and (iii) no default exists under such leases nor has any event occurred which, with the giving of notice or the passage of time, or both, would constitute a default under such leases.
          (b) Seller is in possession of and has good title to, or has valid leasehold interests in or valid rights under Contract to use, all the Tangible Personal Property. All the Tangible Personal Property is owned by Seller free and clear of all Liens, other than Permitted Liens, and is in good working order and condition, ordinary wear and tear excepted, and its use complies with all applicable Laws.
          2.14 Intellectual Property
          (a) Section 2.14(a) of the Disclosure Schedule sets forth a list of all patents, patent applications, copyright registrations (and applications therefor), and trademark, trade

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name and domain name registrations (and applications therefor) owned by Seller and used in the Business. Each of the federal and state registrations relating to the foregoing Assets is valid and in full force and effect. Section 2.14(a) of the Disclosure Schedule also sets forth a list of any unregistered trademarks, trade names, service marks, brand names, logos or other identifiers used in the Business.
          (b) Section 2.14(b) of the Disclosure Schedule sets forth a list of all material Intellectual Property used in the Business and for which the Seller does not own all right, title and interest (collectively, the “Third Party Technology”), and all license agreements or other contracts pursuant to which the Seller has the right to use the Third Party Technology (the “Third Party Licenses”). To the Knowledge of Seller, Shareholder or Parent, Seller has the lawful right to use (free of any material restriction not expressly set forth in the Third Party Licenses) all Third Party Technology that is used in the Business, and no royalties or other compensation is payable for the right to use such Third Party Technology other than as expressly set forth in the Third Party Licenses. Seller has not received notice that any party to any such license intends to cancel, terminate or refuse to renew (if renewable) such license or to exercise or decline to exercise any option or right thereunder, and Seller has used the Third Party Technology in accordance with all of the terms of the Third Party Licenses. Seller is not in material breach of any Third Party Licenses.
          (c) All the Intellectual Property Assets are owned by Seller free and clear of all Liens, other than Permitted Liens. Except as set forth on Section 2.14(c) of the Disclosure Schedule and other than nonexclusive licenses granted in the ordinary course of business, Seller has not granted to any third party any rights or permissions to use any of the Intellectual Property Assets. Seller has not received any notice or claim (whether written, oral or otherwise) challenging Seller’s ownership or rights in the Intellectual Property Assets or claiming that any other Person has any legal or beneficial ownership with respect thereto or challenging the validity or enforceability of the Intellectual Property Assets. There are no pending or, to the Knowledge of Seller, Shareholder or Parent, threatened Actions of Proceedings against Seller or its licensors contesting the validity of, or Seller’s right to use, any of the Intellectual Property Assets.
          (d) Except as set forth in Section 2.14(d) of the Disclosure Schedule, Seller has obtained an enforceable written assignment of all right, title and interest in and to each item of the Intellectual Property Assets owned by Seller from each Person participating in the discovery, development or creation of such item. Seller has no obligation to compensate, or to obtain the consent of, any third party for the use of any item of the Intellectual Property Assets. All employees, independent contractors, or other Persons who have had access to or participated in the development in any of the Intellectual Property Assets owned by Seller have signed appropriate confidentiality and non-disclosure agreements and, in the case of independent contractors, appropriate work for hire agreements and assignments, sufficient to protect Seller’s ownership rights in the Intellectual Property Assets and the unauthorized use or disclosure of same.
          (e) Neither Seller’s operation of the Business prior to Closing nor the Intellectual Property Assets infringe, violate or interfere with or constitute a misappropriation of any right, title or interest (including, without limitation, any patent, copyright, trademark or trade

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secret right) held by any other Person. Seller has not received any notice or claim (whether written, oral or otherwise) regarding any infringement, misappropriation, misuse, abuse or other interference with any third party intellectual property or proprietary rights (including, without limitation, infringement of any patent, copyright, trademark or trade secret right of any third party) by either Seller’s operation of the Business or the Intellectual Property Assets.
          (f) To the Knowledge of Seller or Parent, no other Person is infringing or misappropriating the Intellectual Property Assets.
          (g) Parent has prepaid the Microsoft Corporation Great Plains Version 8.0 software license (but not the fee for the annual maintenance thereof) on behalf of Purchaser for the balance of the current 12-month term.
          2.15 Privacy and Security Commitments. With respect to all privacy and security commitments for Personally Identifiable Information or protected payment card information associated with Seller’s customers (including applicable Laws, agreements, terms and conditions and privacy certification license agreements applicable to such information) (collectively, the “Commitments”): (i) Seller is in compliance with the Commitments; (ii) Seller has not received inquiries from the Federal Trade Commission or any other Governmental Authority regarding the Commitments; (iii) there are no pending or, to the Knowledge of Seller, Shareholder or Parent, threatened Actions or Proceedings regarding the Commitments or compliance with the Commitments; (iv) the Commitments have not been rejected by any applicable certification organization which has reviewed the Commitments or to which any of the Commitments have been submitted; (v) no applicable certification organization has found the Seller to be out of compliance with the Commitments; (vi) neither the transactions contemplated hereunder nor the resulting transfers of Personally Identifiable Information will constitute violations of the Commitments; (vii) the transactions contemplated hereunder may be effected in accordance with the Commitments in the manner as agreed by the parties; (viii) electronic mail distribution lists have been scrubbed prior to the date hereof to remove email addresses associated with individuals who have opted out of receiving commercial electronic mail messages; and (ix) there have been no security breaches with respect to any of its products or related data resulting in unauthorized access to or acquisition of such information.
          2.16 Accounts Receivable. All of the Accounts Receivable (a) represent arm’s length sales actually made in the ordinary course of business, (b) are collectible in accordance with their respective terms within six months following the Closing Date, and (c) are not subject to counterclaim or set-off and are not in dispute (except, in the case of (b) and (c), for the amount of any applicable existing reserves for uncollectibility, counterclaims and set-offs in amounts that are not individually or in the aggregate material).
          2.17 Contracts.
          (a) Section 2.17(a) of the Disclosure Schedule (with paragraph references corresponding to those set forth below) contains a true and complete list of each of the following Contracts or other arrangements related to the Business (true and complete copies or, if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto and all waivers of any terms thereof, have been delivered to Purchaser

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prior to the execution of this Agreement) to which Seller is a party and by which any of the Assets is bound:
     (i) (A) all Contracts (excluding Benefit Plans) providing for a commitment of employment or consultation services for a specified or unspecified term to, or otherwise relating to employment or the termination of employment of, any Employee, the name, position and rate of compensation of each Employee party to such a Contract and the expiration date of each such Contract; and (B) any written or unwritten representations, commitments, promises, communications or courses of conduct (excluding Benefit Plans and any such Contracts referred to in clause (A)) involving an obligation of Seller to make payments in any year, other than with respect to salary in the ordinary course of business, to any Employee;
     (ii) all Contracts with any Person containing any provision or covenant prohibiting or limiting the ability of Seller to engage in any business activity or compete with any Person in connection with the Business or prohibiting or limiting the ability of any Person to compete with Seller in connection with the Business;
     (iii) all partnership, joint venture or other similar Contracts with any Person in connection with the Business;
     (iv) all Contracts with clients or customers of the Business that involve the payment or potential payment, pursuant to the terms of any such Contract, to Seller of $50,000 or more annually;
     (v) all Licenses used or held for use in the Business;
     (vi) all Contracts with licensors, licensees, sales agencies or franchises with whom Seller deals in connection with the Business;
     (vii) all Contracts to which Seller is a party or by which Seller is bound that relate to the Intellectual Property Assets;
     (viii) all Contracts between or among Seller, on the one hand, and any officer, director or Affiliate of Seller, on the other hand;
     (ix) all collective bargaining or similar labor Contracts;
     (x) all Contracts relating to Indebtedness of Seller;
     (xi) all Contracts relating to (A) the future disposition or acquisition of any assets and (B) any merger or other business combination relating to the Business;
     (xii) all other Contracts with respect to the Business that (A) involve the payment or potential payment, pursuant to the terms of any such Contract, by or to Seller of more than $25,000 annually, and (B) cannot be terminated within thirty (30) days after giving notice of termination without resulting in any material cost or penalty to Seller.

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          (b) Each Contract required to be disclosed in Section 2.17(a) of the Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of each party thereto; and neither Seller nor, to the Knowledge of Seller, Shareholder or Parent, any other party to such Contract is, or has received notice that it is, in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract) in any respect.
          (c) Except for the obligation to reimburse a customer of Seller for the prepayment of services under an oral Contract with such customer, Seller is not bound by any oral Contracts with respect to the Business that cannot be terminated within thirty (30) days after giving notice of termination without resulting in any cost or penalty to Seller.
          (d) The Contracts listed as Items 6 and 7 in Section 2.17(a)(iv) of the Disclosure Schedule: (i) contain only commercially reasonable terms that are generally consistent with other written customer agreements of Seller; (ii) do not contain any economic provisions that are reasonably likely to result in Purchaser generating a loss in connection with the performance thereof following the Closing Date; and (iii) do not contain any exclusivity provisions or any covenants prohibiting or limiting the ability of Seller or its Affiliates to engage in any business activity or compete with any Person in connection with the Business.
          2.18 Affiliate Transactions. Except as disclosed in Section 2.18 of the Disclosure Schedule, no officer, director or Affiliate of Seller (a) has any ownership interest, directly or indirectly, in any competitor, supplier or customer of Seller, (b) has any outstanding loan to or from Seller, or (c) is a party to or has any interest in any Contract with Seller.
          2.19 Employees; Labor Relations.
          (a) Section 2.19(a) of the Disclosure Schedule contains a list of the name of each Employee at the date hereof, together with such Employee’s position or function, annual base salary or wages and any incentive or bonus arrangement with respect to such Employee in effect on such date. Except as set forth on Section 2.19(a) of the Disclosure Schedule each Employee has executed a nondisclosure agreement in the form provided to Purchaser. To the Knowledge of Seller, Shareholder or Parent, no Employee is in violation of any agreement relating to the relationship of such Employee with Seller.
          (b) Except as disclosed in Section 2.19(b) of the Disclosure Schedule, (i) no Employee is presently a member of a collective bargaining unit and, to the Knowledge of Seller, Shareholder or Parent, there are no threatened or contemplated attempts to organize for collective bargaining purposes any of the Employees, and (ii) no unfair labor practice complaint or sex, age, race or other discrimination claim has been brought against Seller with respect to the conduct of the Business before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental or Regulatory Authority. Seller is in material compliance with all applicable Laws relating to the employment of labor, including, without limitation those relating to wages, hours and collective bargaining with respect to the Employees.

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          2.20 Orders; Commitments; Warranties and Returns. Section 2.20 of the Disclosure Schedule sets forth Seller’s warranties currently made with respect to the Business, and current policies with respect to returns of products. Except as set forth in Section 2.20 of the Disclosure Schedule, there are no pending or, to the Knowledge of Seller, Shareholder or Parent, threatened claims against it for warranty costs exceeding the reserve for such costs set forth on the Most Recent Balance Sheet. As used above, the term “warranty cost” shall mean costs and expenses associated with correcting, returning or replacing defective or allegedly defective products or services, whether such costs and expenses arise out of claims sounding in warranty, contract, tort or otherwise.
          2.21 Inventory. The Inventory Schedule to be delivered pursuant to Section 1.04 above will accurately reflect all items of Inventory as of the Closing Date that Purchaser was unable to observe as part of its audit, as well as the condition of each item of Inventory included thereon. All Inventory consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, subject to normal and customary allowances in the industry for damage and outdated items and reasonable wear and tear. None of the items included in the Inventory are held by Seller on consignment from other Persons.
          2.22 Substantial Customers. Section 2.22 of the Disclosure Schedule lists the ten (10) largest customers of the Business, on the basis of aggregate revenues of customers and their Affiliates and franchisees for the most recently-completed fiscal year. Except as disclosed in Section 2.22 of the Disclosure Schedule, no such customer has ceased or materially reduced its purchases from the Business since the Most Recent Balance Sheet Date, or to the Knowledge of Seller, Shareholder or Parent, has threatened to cease or materially reduce its purchases after the date hereof.
          2.23 Title to and Sufficiency of Assets. Except as set forth on Section 2.23 of the Disclosure Schedule, Seller has good and marketable title to the Assets free and clear of all Liens other than Permitted Liens. The sale of the Assets by Seller to Purchaser pursuant to this Agreement will effectively convey to Purchaser the entire Business and all of the tangible and intangible assets and property used by Seller (whether owned, leased or held under license by Seller, by any of Seller’s Affiliates or by others) in connection with the conduct of the Business as conducted by Seller as of the date of this Agreement (except for the Excluded Assets).
          2.24 Brokers. Except as disclosed in Section 2.24 of the Disclosure Schedule, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Seller directly with Purchaser without the intervention of any Person on behalf of Seller in a manner as to give rise to any valid claim by any Person against Purchaser for a finder’s fee, brokerage commission or similar payment.
          2.25 No Other Representations or Warranties. Except for the representations and warranties contained in this Article II, Purchaser acknowledges that none of Seller, Parent, Shareholder nor any other Person on behalf of Seller, Shareholder or Parent makes any other express or implied representation or warranty with respect to the Business, the Assets or the Assumed Liabilities, or with respect to any other information provided to Purchaser or any other Person on behalf of Purchaser, and Seller, Shareholder and Parent hereby disclaim any other

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representations or warranties made by Seller or any other Person on behalf of Seller, Shareholder or Parent with respect to the execution and delivery of this Agreement or the transactions contemplated hereby. None of Seller, Shareholder, Parent nor any other Person will have or be subject to any liability or indemnification obligation to Purchaser or any other Person resulting from the distribution to, or use by, Purchaser or any other Person on behalf of Purchaser of any information provided to Purchaser or any such Person by Seller, Shareholder, Parent or by any Person on behalf of Seller, Shareholder or Parent, including any information, documents, projections, forecasts, business plans or other material made available in Purchaser’s diligence investigation, any confidential information memoranda or any management presentations in expectation of the transactions contemplated by this Agreement, unless such information is expressly set forth in a representation or warranty contained in Article II of this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Purchaser hereby represents and warrants to Seller, Shareholder and Parent as follows:
          3.01 Organization. Purchaser is a corporation duly organized and validly existing under the Laws of the jurisdiction of its organization.
          3.02 Authority. The execution and delivery by Purchaser of this Agreement and the Operative Agreements to which it is a party, and the performance by Purchaser of its obligations hereunder and thereunder, have been duly and validly authorized by the Board of Directors of Purchaser, no other corporate action on the part of Purchaser being necessary. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement and the Operative Agreements by Seller, Shareholder and Parent, constitutes, and upon the execution and delivery by Purchaser of the Operative Agreements to which it is a party, such Operative Agreements will constitute, legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to creditors rights and to general principles of equity.
          3.03 No Conflicts. The execution and delivery by Purchaser of this Agreement do not, and the execution and delivery by Purchaser of the Operative Agreements to which it is a party, the performance by Purchaser of its obligations under this Agreement and such Operative Agreements and the consummation of the transactions contemplated hereby and thereby will not: (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the organizational documents of Purchaser; or (b) conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Purchaser.
          3.04 Governmental Approvals and Filings. No consent, approval or action of, filing with or notice to any Governmental Authority on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement or the Operative Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby.

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          3.05 Legal Proceedings. There are no Actions or Proceedings pending or, to the Knowledge of Purchaser, threatened against, relating to or affecting Purchaser or any of its assets and properties which could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements.
          3.06 Brokers. All negotiations relative to this Agreement and the transaction contemplated hereby have been carried out by Purchaser directly with Seller, Shareholder and Parent without the intervention of any Person on behalf of Purchaser in a manner as to give rise to any valid claim by any Person against Seller, Shareholder or Parent for a finder’s fee, brokerage commission or similar payment.
          3.07 Financial Capacity. Purchaser has as of the date of this Agreement and on the Closing Date will have sufficient immediately available funds to pay the Purchase Price and any other obligations of Purchaser arising under, or in connection with, this Agreement and any transactions contemplated hereby.
          3.08 No Other Information. Purchaser acknowledges and agrees that Seller, Shareholder and Parent make no representation or warranty as to any matter whatsoever, except as expressly set forth in Article II. The representations and warranties set forth in Article II are made solely by Seller, Shareholder and Parent, and no other Person shall have any responsibility or liability related thereto.
          3.09 Access to Information; Disclaimer. Purchaser acknowledges and agrees that it (a) has had an opportunity to discuss the Business with the management of Seller, Shareholder and Parent, (b) has had reasonable access to (i) the books and records of the Business, and (ii) diligence materials provided by Seller, Shareholder and Parent or their representatives for purposes of the transactions contemplated by this Agreement, (c) has been afforded the opportunity to ask questions of and receive answers from the management of Seller, Shareholder and Parent, (d) has conducted its own independent investigation of Seller, Shareholder, Parent and their respective businesses, the Business, the Assets, the Assumed Liabilities and the transactions contemplated hereby, and Purchaser has not relied on any representation, warranty or other statement by any Person on behalf of Seller, Shareholder or Parent, other than the representations and warranties of Seller, Shareholder and Parent expressly contained in Article II, and (e) any and all representations and warranties made by or on behalf of Seller, Shareholder, Parent or any other Person, other than the representations and warranties of Seller, Shareholder and Parent expressly contained in Article II, are specifically disclaimed. It is agreed and acknowledged that nothing in this Article III shall in any way diminish or affect the validity of Seller’s, Shareholder’s and Parent’s representations and warranties set forth in Article II of this Agreement.

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ARTICLE IV
POST-CLOSING COVENANTS AND AGREEMENTS
          4.01 Further Assurances; Post-Closing Cooperation. At any time or from time to time after the Closing, at Purchaser’s request, without further consideration, Seller, Shareholder and Parent shall execute and deliver to Purchaser such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as Purchaser may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to Purchaser, and to confirm Purchaser’s title to, all of the Business and the Assets, and, to the fullest extent permitted by Law, to put Purchaser in actual possession and operating control of the Assets and to assist Purchaser in exercising all rights with respect thereto, and otherwise to cause Seller, Shareholder and Parent to fulfill their respective obligations under this Agreement and the Operative Agreements.
          4.02 Public Announcements. No party hereto will issue any press release or make any other public announcement relating to the transactions consummated pursuant to this Agreement without the prior consent of the other parties hereto, except that a party may make any disclosure required to be made under applicable law or stock exchange or NASDAQ rule if such party determines in good faith that it is necessary to do so and, if practicable, gives prior notice to the other parties.
          4.03 Tax Cooperation. The parties agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business and the Assets (including, without limitation, access to Books and Records) as is reasonably necessary for the preparation and filing of all Tax returns, the making of any election relating to Taxes, the preparation for any audit by any Governmental Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. The parties shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Assets or the Business.
          4.04 Transfer Taxes. All excise, sales, use, value added, registration, stamp, recording, documentary, conveyancing, franchise, transfer and similar Taxes, levies, charges and fees (collectively, “Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement shall be borne equally by Purchaser on the one hand and Seller, Shareholder and Parent on the other hand. The parties shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation.
          4.05 Employee and Employee Benefit Matters.
          (a) Purchaser shall have no obligation to offer employment to, or employ, any Employees and, except as expressly set forth in this subsection (a) below, Purchaser shall have no liability in respect of any such Employees for salary, compensation, severance, stock options or stock option plans, health, welfare, retirement or other benefits arising out of employment with Seller. Purchaser shall have the right, in its sole discretion, to offer employment to any Employee. Parent, Shareholder and Seller shall jointly and severally indemnify and hold Purchaser harmless against any and all damages, losses and liabilities (including costs and attorneys’ fees incurred) arising from any Actions or Proceedings commenced by or on behalf of any Seller’s Employees and based upon Purchaser’s decision to not offer employment to, or employ, any of Seller’s Employees (including but not limited to Mark LeMay, Patsy Taylor, John Bergin, Floyd (Larry) Martori and Geoff Hayden). Notwithstanding the foregoing,

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Purchaser agrees to reimburse Parent and Seller for $35,134.00 of out-of-pocket severance costs paid to Geoff Hayden in connection with the termination of his employment; provided, that, the total amount of severance paid to Geoff Hayden by Parent and Seller shall be no less than $40,000.00 in the aggregate.
          (b) Except as provided in the Services Agreement, Seller shall advise all Employees that their employment with Seller shall terminate effective as of the close of business on the Closing Date. Any Employees that accept offers of employment from Purchaser (“New Purchaser Employees”) shall be hired by Purchaser effective May 3, 2008. Except to the extent addressed in the Closing Date Statement, Purchaser shall reimburse Parent for the out-of-pocket costs associated with Parent employing any New Purchaser Employees during the period beginning as of the Effective Time and ending on the close of business on the Closing Date.
          (c) For a period beginning on the Closing Date and ending on May 31, 2008 (the “Benefit Coverage Period”), Parent, Shareholder and Seller shall arrange for Employees of Seller (regardless of whether employed by Purchaser) to continue to be covered by and receive benefits under the medical, dental, vision, life, and disability insurance programs covering such employees immediately before the Closing Date. Purchaser shall reimburse Parent for the out-of-pocket costs associated with providing such coverage solely for New Purchaser Employees. Except to the extent that an Employee is participating in a Seller benefit plan during the Benefit Coverage Period in accordance with the preceding sentence, Employees of Seller that are hired by Purchaser shall be eligible to participate in Purchaser’s Benefit Plans.
          (d) Except for Employees hired by Purchaser following the Closing Date, Seller shall be responsible for providing COBRA continuation coverage to all Employees of Seller, including their spouses and dependents, who lose coverage under any group health plan maintained, administered or sponsored by the Seller, as a result of the transactions contemplated herein.
          (e) Seller shall be responsible for providing any notice of layoff or plant closings required, and any severance pay or other liabilities or obligations to Employees under the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”), any successor federal law, and any applicable foreign, state or local plant closing notification statute. Parent, Shareholder and Seller shall jointly and severally indemnify and hold Purchaser harmless against any and all damages, losses and liabilities associated with or related to Seller’s failure to comply with WARN and such other laws.
          (f) Seller agrees to provide Purchaser with the personnel records (but specifically excluding medical information, results of background investigations and other information which Seller is prohibited by Law from providing to Purchaser (collectively, “Excluded Information”)) of any Employee hired by Purchaser, but only after Purchaser hires that Employee. If any Excluded Information is inadvertently disclosed by Seller to Purchaser, Purchaser agrees not to utilize the information in making any personnel decisions and to promptly return the information upon Purchaser’s discovery of the information or upon Seller’s request for its return. Purchaser agrees to indemnify Parent, Shareholder and Seller against any and all liability, cost, damage and expense, including without limitation, costs and attorney fees,

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relating to or resulting from Seller’s provision of these personnel records to Purchaser or Purchaser’s use or disclosure of information contained in the personnel records.
          4.06 Covenants Against Competition.
          (a) In order to induce Purchaser to enter into this Agreement and consummate the transactions contemplated hereby, Seller, Shareholder and Parent jointly and severally covenant and agree that they will not, nor will their respective Affiliates controlled by Seller, Shareholder or Parent, without the prior written consent of Purchaser, for their own account or jointly with another, directly or indirectly, for or on behalf of any Person, as principal, agent, shareholder, participant, partner, promoter, director, officer, manager, employee, consultant, sales representative or otherwise, except for the benefit of the Purchaser or its Affiliates:
     (i) for a period of five (5) years from the date of the Closing, engage or invest in, or own, control, manage or participate in the ownership, control or management of, or render services or advice to, any business engaged in the Business in the Restricted Territory; provided, that, nothing contained in this subsection (i) shall be deemed to prohibit Shareholder, Parent or their Affiliates from continuing to engage in a business engaged exclusively in one or more of the following activities: (A) pay-per-click marketing, (B) search engine submission and optimization, (C) professional website development and implementation services, (D) credit card transaction and merchant processing hardware, software and related services, whether delivered in a “Software as a Service” platform or otherwise or (E) marketing and selling systems (consisting of hardware and/or software) used for inventory management, labor management or enterprise reporting, but only to the extent that such systems are not bundled with or otherwise sold in conjunction with point-of-sale systems (collectively, the “Parent Retained Businesses”);
     (ii) for a period of five (5) years from the date of the Closing, solicit, or assist in the solicitation of, any Person having an office or place of business within the Restricted Territory and to whom Seller sold or provided any products or services related to the Business on, or during the two (2) year period prior to, the date of the Closing, for the purpose of obtaining the patronage of such Person for the purchase of any products or services competitive to the Business, except to the extent Shareholder, Parent or any of their Affiliates is soliciting or assisting in the solicitation of such a Person for the purpose of obtaining the patronage of such Person for any of the Parent Retained Businesses;
     (iii) for a period of five (5) years from the date of the Closing, (A) solicit, or assist in the solicitation of, for the purpose of offering employment to or hiring, or (B) actually hire, any Person employed by Purchaser (as an employee, independent contractor or otherwise) that was formerly an Employee of the Business; provided that Seller shall not be prevented from making any general solicitation of employment (that is not specifically targeted at Purchaser or its employees), or from hiring any Person who responds to such a general solicitation; or
     (iv) use, disclose or reveal to any Person, any Confidential Information (as defined below) of the Purchaser; provided, however, that the obligations of this clause

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(iv) shall terminate with respect to any business information that does not constitute a trade secret under applicable Law upon the expiration of five (5) years after the date of the Closing.
          (b) Notwithstanding anything contained in this Agreement to the contrary, Seller, Shareholder and Parent acknowledge and agree that Purchaser’s remedy at law for a breach or threatened breach of any of the provisions of this Section would be inadequate and, in recognition of that fact, in the event of a breach or threatened breach by Seller, Shareholder or Parent of the provisions of this Section, it is agreed that, in addition to its remedies at law, Purchaser shall be entitled to equitable relief in the form of specific performance, temporary restraining order, temporary, preliminary, or permanent injunction, or any other equitable remedy which may then be available. Seller, Shareholder and Parent agree not to oppose Purchaser’s request for any of the above relief on the grounds that Purchaser has not been irreparably injured or that Purchaser has an adequate remedy at law or that such equitable relief is inappropriate. Nothing set forth in this Section shall be construed as prohibiting Purchaser from pursuing any other rights and remedies available to it for such breach or threatened breach.
          4.07 Termination of Radiant Agreements.
          (a) Purchaser and Seller agree that effective upon Closing, the Radiant Reseller Agreement dated August 16, 2005 (“Radiant Reseller Agreement”) between Radiant Hospitality Systems, Ltd., a wholly owned subsidiary of Purchaser, and Seller shall be terminated. All provisions of such Radiant Reseller Agreement intended to survive the termination of the Radiant Reseller Agreement shall continue in full force and effect, as contemplated by Section 19.8 of the Radiant Reseller Agreement. Purchaser agrees to cause Radiant Hospitality Systems, Inc. to take all steps necessary to effect the cancellation of the Radiant Reseller Agreement.
          (b) Purchaser and Seller agree that effective upon Closing, the Contractor Agreement dated July 20, 2005 between the Purchaser and Seller (the “Radiant Contractor Agreement”) shall be terminated. All provisions of such Radiant Contractor Agreement intended to survive the termination of the Radiant Contractor Agreement shall continue in full force and effect, as contemplated by Section 10.2 of the Radiant Contractor Agreement.
          4.08 Certain Microsoft Software Licenses. Parent has prepaid the following Microsoft Corporation software licenses on behalf of Purchaser for a period of 18 months after Closing: 175 licenses for Office Pro, Windows Business/Pro, and Server Core CAL (collectively, the “Prepaid Microsoft Licenses”). Parent agrees that it will take all actions reasonably required from and after Closing to cause Microsoft to register the Prepaid Microsoft Licenses in the name of Purchaser. Except in connection with the Prepaid Microsoft Licenses and the Assumed IT Contracts, Parent and Seller are not assigning, and Purchaser is not assuming, any rights, duties or obligations of Parent or Seller for software programs licensed from Microsoft Corporation.
          4.09 Seller Guaranties. The Purchaser will use commercially reasonable efforts to obtain the release of Mark LeMay’s personal guarantee of any applicable Assumed Agreement.

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          4.10 Use of Name. Within ten (10) Business Days after Closing, Seller shall file an amendment with the Secretary of State of Nevada to its Certificate of Incorporation to change its name to a name that does not include “Jadeon”. From and after the Closing, neither Parent, Shareholder nor Seller shall use, directly or indirectly, the name “Jadeon” or any confusingly similar name.
          4.11 Tax Lien. Within 30 days following the Closing Date, Parent will deliver to Purchaser evidence of termination of an outstanding tax lien in favor of Orange County, California filed October 9, 2007 in the amount of $990.87.
ARTICLE V
CLOSING DELIVERIES OF SELLER AND PARENT
     On or prior to the Closing Date, Seller, Shareholder and Parent shall deliver the following items (or cause such items to be delivered) to Purchaser:
          5.01 Assignment Instruments. (i) A Bill of Sale in form and substance reasonably acceptable to Purchaser (the “Bill of Sale”), duly executed by Seller; and (ii) such other good and sufficient instruments of conveyance, assignment and transfer, in form and substance reasonably acceptable to Purchaser, as shall be effective to vest in Purchaser good title to the Assets (free and clear of all Liens, other than Permitted Liens) (collectively, the “Assignment Instruments”);
          5.02 Third Party Consents. All third party consents set forth on Schedule 5.02 attached hereto;
          5.03 Opinion of Counsel. The opinion of Parr Waddoups Brown Gee & Loveless, Utah counsel to Seller and Parent, dated as of the Closing Date;
          5.04 Certain Agreements. Signed (a) Lockup and Voting Agreements from holders of no less than 50.01% of the outstanding shares of Parent’s capital stock; (b) Employment Agreements from each of Stephen Ferrante and Ralph Rudzik; and (c) Confidentiality, Non-Competition and Non-Solicitation Agreement from Mark LeMay and John Wall.
          5.05 Services Agreement. A signed Services Agreement from Parent.
          5.06 Escrow Agreement. A signed Escrow Agreement from Seller.
          5.07 Resolutions. Copies of signed corporate resolutions of the Board of Directors and sole shareholder of Seller authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.
          5.08 Payment of Indebtedness. A pay-off letter from Imperium with regard to the outstanding Indebtedness of Parent and Seller.

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ARTICLE VI
CLOSING DELIVERIES OF PURCHASER
     On or prior to the Closing Date, Purchaser shall deliver the following items (or cause such items to be delivered) to Seller, Shareholder and Parent:
          6.01 Closing Date Payment. Purchaser shall deliver the Closing Date Payment to Seller in accordance with Section 1.03(a) above.
          6.02 Assumption Agreement. Purchaser will assume from Seller the due and punctual payment, performance and discharge of the Assumed Liabilities by delivery of an Assumption Agreement in form and substance reasonably acceptable to Seller (the “Assumption Agreement”).
          6.03 Resolutions. Copies of signed corporate resolutions of the Board of Directors of Purchaser authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.
ARTICLE VII
SURVIVAL OF REPRESENTATIONS, WARRANTIES,
COVENANTS AND AGREEMENTS
     Notwithstanding any right of Purchaser (whether or not exercised) to investigate the Business or any right of any party (whether or not exercised) to investigate the accuracy of the representations and warranties of the other party contained in this Agreement, Purchaser has the right to rely upon the representations and warranties of Seller, Shareholder and Parent contained in this Agreement. The representations and warranties of the parties contained in Article II and Article III of this Agreement will survive the Closing until the date which is eighteen (18) months after the Closing Date, except that (a) the representations and warranties contained in Sections 2.09 (Taxes), 2.12 (Employee Benefits; ERISA), 2.14 (Intellectual Property) and 2.15 (Privacy and Security Commitments) shall survive until the later of the date which is eighteen (18) months after the Closing Date and the expiration of the applicable statutes of limitations, and (b) the representations and warranties contained in Section 2.23 (Title to and Sufficiency of Assets) shall survive indefinitely. Notwithstanding the foregoing, any representation or warranty that would otherwise terminate will continue to survive if a Claim Notice or Indemnity Notice (as applicable) shall have been timely given under Article VIII on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in Article VIII. The covenants and agreements of the parties contained in or made pursuant to this Agreement shall survive the Closing to the extent such covenant or agreement is to be performed or complied with at or following the Closing and continue in full force and effect forever.

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ARTICLE VIII
INDEMNIFICATION
          8.01 Indemnification.
          (a) Subject to the other Sections of this Article VIII, Seller, Shareholder and Parent shall jointly and severally indemnify the Purchaser Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to (i) any misrepresentation or breach of warranty on the part of Seller, Shareholder or Parent contained in Article II of this Agreement (calculated without regard to any materiality qualifications contained in any such representations and warranties); (ii) any non-fulfillment of or failure to perform any covenant or agreement on the part of Seller, Shareholder or Parent contained in this Agreement; (iii) any Loss suffered by Purchaser from the operation of the business prior to the Closing Date (other than Losses relating to Assumed Liabilities); (iv) any failure of Seller to transfer the Assets to Purchaser free and clear of all Liens (other than Permitted Liens); (v) any actual or alleged failure of Seller to comply with Section 16-10a-1202 of the Utah Revised Business Corporation Act; or (vi) the actual or threatened failure to receive the landlord’s consent to assignment under that certain Commercial Lease by and between the Kelly L. Sapp Trust, as landlord, and Seller for the office located at 17841 Mitchell North, Irvine, California.
          (b) Subject to the other Sections of this Article VIII, Purchaser shall indemnify the Seller Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to (i) any misrepresentation or breach of warranty on the part of Purchaser contained in Article III of this Agreement (calculated without regard to any materiality qualifications contained in any such representations and warranties); (ii) any non-fulfillment of or failure to perform any covenant or agreement on the part of Purchaser contained in this Agreement; or (iii) any Loss suffered by Seller, Shareholder or Parent from the operation of the Business after the Closing Date (other than Losses relating to Retained Liabilities).
          8.02 Method of Asserting Claims. All claims for indemnification by any Indemnified Party under Section 8.01 will be asserted and resolved as follows:
          (a) In the event any claim or demand in respect of which an Indemnified Party might seek indemnity under Section 8.01 is asserted against or sought to be collected from such Indemnified Party by a Person other than a Purchaser Indemnified Party or Seller Indemnified Party (a “Third Party Claim”), the Indemnified Party shall deliver a Claim Notice with reasonable promptness to the Indemnifying Party. If the Indemnified Party fails to provide the Claim Notice with reasonable promptness after the Indemnified Party receives notice of such Third Party Claim, the Indemnifying Party will not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim, but only to the extent that the Indemnifying Party’s ability to defend has been irreparably prejudiced by such failure of the Indemnified Party. The Indemnifying Party will notify the Indemnified Party as soon as practicable within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party under Section 8.02 and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim.
     (i) If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with

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respect to the Third Party Claim pursuant to this Section 8.02(a), then the Indemnifying Party will have the right to defend, with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, such Third Party Claim by all appropriate proceedings, which proceedings will be reasonably, vigorously and diligently prosecuted by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party (but only with the consent of the Indemnified Party in the case of any settlement that provides for any relief other than the payment of monetary damages or that provides for the payment of monetary damages as to which the Indemnified Party will not be indemnified in full). The Indemnifying Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnified Party may, at the sole cost and expense of the Indemnified Party, at any time subsequent to the delivery of a Claim Notice to the Indemnified Party and prior to the Indemnifying Party’s delivery of the notice referred to in the first sentence of this Section 8.02(a)(i), file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests; and provided further, that if requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnifying Party in contesting any Third Party Claim that the Indemnifying Party elects to contest; and provided, further, that the Indemnified Party may choose separate counsel at the sole cost and expense of the Indemnified Party in the event that a conflict of interest arises between the Indemnified Party and the Indemnifying Party. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 8.02(a)(i), and except as provided in the preceding sentence, the Indemnified Party will bear its own costs and expenses with respect to such participation. Notwithstanding the foregoing, the Indemnified Party may take over the control of the defense or settlement of a Third Party Claim at any time if it irrevocably waives its right to indemnity under Section 8.01 with respect to such Third Party Claim.
     (ii) If the Indemnifying Party fails to assume the defense of the Third Party Claim within the Dispute Period or fails to prosecute reasonably, vigorously and diligently or settle the Third Party Claim, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnified Party in a reasonable manner and in good faith or will be settled at the discretion of the Indemnified Party (with the consent of the Indemnifying Party, which consent will not be unreasonably withheld). The Indemnified Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting. Notwithstanding the foregoing provisions of this Section 8.02(a)(ii), if the Indemnifying Party has notified the Indemnified Party within the Dispute Period that the Indemnifying Party disputes its liability hereunder to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party in the manner provided in clause (iii) below, the

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Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party’s defense pursuant to this Section 8.02(a)(ii) or of the Indemnifying Party’s participation therein at the Indemnified Party’s request, and the Indemnified Party will reimburse the Indemnifying Party in full for all reasonable costs and expenses incurred by the Indemnifying Party in connection with such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 8.02(a)(ii), and the Indemnifying Party will bear its own costs and expenses with respect to such participation.
     (iii) If the Indemnifying Party notifies the Indemnified Party that it does not dispute its liability to the Indemnified Party with respect to the Third Party Claim under Section 8.01, or if the Indemnifying Party fails to deliver a notice to the Indemnified Party within the Dispute Period, then the Loss in the amount specified in the Claim Notice will be conclusively deemed a liability of the Indemnifying Party under Section 8.01 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by arbitration in accordance with Section 10.12 below.
          (b) In the event any Indemnified Party has a claim under Section 8.02 against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party’s rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been irreparably prejudiced thereby. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice, or if the Indemnifying Party fails to deliver a notice to the Indemnified Party within the Dispute Period, then the Loss in the amount specified in the Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under Section 8.02 and the Indemnifying Party (as applicable) shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by arbitration in accordance with Section 10.12 below.
          8.03 Escrow Amount. Subject to Section 8.04, the Escrow Amount shall be available (i) during the one year period following the Closing to reimburse the Purchaser Indemnified Parties for any Losses for which they are entitled to be indemnified pursuant to Section 8.01(a), and (ii) following the first anniversary of the Closing, to reimburse the Purchaser Indemnified Parties for any Losses for which they are entitled to be indemnified pursuant to Section 8.01(a) with respect to which a claim for indemnification was made by any Purchaser Indemnified Party in accordance with this Article VIII and delivered in writing to the Parent within such one year period, in which case a portion of the Escrow Amount sufficient to satisfy such claim shall remain available until such time as such claim is resolved in accordance with the terms of this Article VIII. On the first anniversary of the Closing Date, the Escrow

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Agent shall pay to Seller the then-remaining Escrow Amount, including any interest earned the Escrow Amount, but less any amounts required to satisfy pending claims in accordance with the preceding sentence.
          8.04 Limitations.
          (a) No claim may be made by any Indemnified Party for indemnification pursuant to Section 8.01(a)(i) or Section 8.02(b)(i), as the case may be, unless and until the aggregate amount of Losses for which the Purchaser Indemnified Parties or Seller Indemnified Parties, as the case may be, seek to be indemnified pursuant to Section 8.01(a)(i) or Section 8.02(b)(i), as the case may be, exceeds $75,000, at which time such Indemnified Parties shall be entitled to indemnification for all Losses in excess of $75,000 (the “Indemnity Threshold”); provided, that, this subsection (a) shall not apply to Losses (i) for or arising out of fraud, (ii) arising out of the breach of the representations and warranties contained in Sections 2.9, 2.12, 2.14, 2.15, the first sentence of 2.21 and 2.23; or (iii) arising under Sections 8.01(a)(v) or 8.01(a)(vi).
          (b) Seller’s, Shareholder’s and Parent’s indemnification obligations under Section 8.01(a) shall be limited to an amount equal to $3,000,000 (the “Cap”); provided, that, the Cap shall not apply to Losses (i) for or arising out of fraud, (ii) arising out of the breach of the representations and warranties contained in Sections 2.9, 2.12, 2.14, 2.15, and 2.23; or (iii) arising under Section 8.01(a)(v). Purchaser’s indemnification obligations under Section 8.01(b) shall be limited to an amount equal to the Cap.
          (c) Except in the event of fraud, the provisions of this Article VIII shall constitute the exclusive remedy after the Closing for any and all Losses asserted against, resulting from, imposed upon or incurred or suffered by the parties to this Agreement as a result of, or based upon or arising from the transactions contemplated by this Agreement; provided, that, nothing contained herein shall prevent any party from seeking equitable remedies (including specific performance or injunctive relief) in connection therewith.
          (d) All claims by Indemnified Parties for Losses shall be made net of any insurance proceeds actually recovered by the party claiming such indemnification; provided that, this subsection (d) shall not be construed to require any party to obtain any insurance coverage or to use anything other than commercially reasonable efforts to collect insurance proceeds under any existing insurance coverage. Notwithstanding the foregoing, no Indemnified Party will be required to pursue a recovery from an insurer in the event that the Indemnified Party determines in its reasonable judgment that the pursuit of proceeds under such coverage would likely result in such Indemnified Party being unable to obtain or maintain similar insurance coverage at commercially reasonable rates as a result of its seeking such proceeds.
          (e) Payments by an Indemnifying Party pursuant to this Article VIII shall be (i) limited to the amount of any Losses after deducting therefrom any income Tax benefit to the Indemnified Party or any Affiliate thereof resulting from such Losses; and (ii) increased to take account of any income Tax detriment incurred by the Indemnified Party arising from receipt or accrual of indemnity payments. For purposes of this Section 8.04(e), an income Tax benefit or income Tax detriment will be considered to be recognized by the Indemnified Party or any

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affiliate in the Tax period in which an actual income Tax benefit or income Tax detriment occurs. The amount of the income Tax benefit or income Tax detriment shall be determined by using the actual federal and state income Tax rates applicable to the Indemnified Party and its affiliates, on a with and without basis after any deductions, credits, allowances or other income Tax attributes reportable with respect to a payment hereunder and taking into account the effect, if any and to the extent then determinable, of timing differences resulting from the acceleration or deferral of items of income, gain, deduction or loss resulting from such payment and the underlying Losses. The Indemnified Party shall provide the Indemnifying Party with a detailed schedule that sets forth the amounts and anticipated Tax years in which any income Tax benefits or detriments are likely to be recognized (based on the current experience and reasonable judgment of the Indemnified Party) and, based on current federal and state income Tax rates, the resulting estimated income Tax benefits or detriments. The present value of the estimated income Tax benefits and detriments then shall be determined by discounting each Tax year’s estimated income Tax benefit or detriment using a discount rate equal to the current prime lending rate as published in the Wall Street Journal three (3) Business Days prior to the payment. The indemnity payment shall be increased or decreased so that the payment equals the present value of the net after-Tax benefit or detriment to the Indemnified Party. If there is a dispute regarding the income Tax benefit or detriment (including its discount to present value), Purchaser and Seller shall negotiate in good faith to resolve such dispute. If, after a period of thirty (30) days of negotiations, such dispute remains unresolved, Purchaser and Seller will jointly engage an Independent Accountant to resolve such dispute in accordance with this Agreement, and the decision of the Independent Accountant shall be final and binding on the parties hereto and nonappealable. All fees and expenses of the Independent Accountant incurred in connection with such resolution shall be split equally between Purchaser and Seller.
          (f) All indemnification payments under this Article VIII will be considered adjustments to the amount of the Purchase Price.
ARTICLE IX
DEFINITIONS
          9.01 Definitions. In addition to terms defined elsewhere in this Agreement, the following defined terms have the meanings indicated below:
          “Actions or Proceedings” means any action, suit, proceeding, arbitration or Governmental Authority investigation or audit.
          “Affiliate” means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person having record ownership of ten percent (10%) or more of the voting securities of another Person shall be deemed to control that Person.

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          “Assumed IT Contracts” means the license agreements related to the following products: (a) Heat Service and Support Version 8.3, licensed from FrontRange Solutions; (b) Aeroprise enterprise, licensed from Aeroprise; and (c) RSA Secure ID Tokens, licensed from RSA; and (d) Great Plains Version 8.0, licensed from Microsoft Corporation.
          “Books and Records” of any Person means all files, documents, instruments, papers, books and records relating to the business, operations, condition of (financial or other), results of operations and assets and properties of such Person, including without limitation, budgets, pricing guidelines, ledgers, journals, Contracts, Licenses, customer lists, computer files and programs, retrieval programs and operating data.
          “Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of Georgia, USA are authorized or obligated to close.
          “Claim Notice” means written notification pursuant to Section 8.02(a) of a Third Party Claim as to which indemnity under Section 8.01 is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the Indemnified Party’s claim against the Indemnifying Party under Section 8.01, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such Third Party Claim.
          “Confidential Information” means all information of Purchaser which derives value, economic or otherwise, from not being generally known to the public, but excluding any information that comes into the public domain through no fault of Seller or any information that is required to be disclosed by an Order or by any Law. Confidential Information of Purchaser shall be deemed to include all Confidential Information of Seller related to the Business.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Contract” means any agreement, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement or other contract (whether written or oral).
          “Disclosure Schedule” means the record delivered to Purchaser by Seller, Shareholder and Parent herewith and dated as of the date hereof, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein by Seller, Shareholder and Parent pursuant to Article II this Agreement.
          “Dispute Period” means the period ending thirty (30) days following receipt by an Indemnifying Party of either a Claim Notice or an Indemnity Notice.
          “Employee” means each current employee or full-time independent contractor of Seller engaged in the conduct of the Business.
          “Escrow Agent” means Wells Fargo, National Association.

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          “Escrow Agreement” means that certain Escrow Agreement between Purchaser, Seller and the Escrow Agent, in the form attached hereto as Exhibit B.
          “Excluded Employment Agreements” means: (a) the Employment Agreement between Seller and Mark LeMay dated June 16, 2005; (b) the Employment Agreement between Seller and Rusty Rudzik dated June 16, 2005; (c) the Employment Agreement between Seller and Julio Vescovi dated June 16, 2005 and amended on October 1, 2007; (c) the Employment Agreement between Seller and Greg Kosin dated June 16, 2005 and amended on October 1, 2007; (d) the Employment Agreement between Seller and Steve Ferrante dated June 16, 2005; and (e) the Employment Agreement between Seller and Larry Martori dated June 16, 2005 and amended on October 1, 2007.
          “Governmental Authority” means any US federal, state or local or foreign government, governmental, regulatory or administrative authority, agency or commission or court, judicial or arbitral body.
          “Indebtedness” of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.
          “Indemnified Party” means any Person claiming indemnification under any provision of Article VIII, including without limitation a Person asserting a claim pursuant to Section 8.02.
          “Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article VIII, including without limitation a Person against whom a claim is asserted pursuant to Section 8.02.
          “Indemnity Notice” means written notification pursuant to Section 8.02(b) of a claim for indemnity under Article VIII by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such claim.
          “Intellectual Property” means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, domain names, service marks and service mark rights, service names and service name rights, brand names, inventions, processes, methods, designs, devices, tools, specifications, techniques, algorithms, formulae, improvements, copyrights and copyright rights, trade dress, business and product names, logos, slogans, trade secrets, industrial models, computer programs, software (whether in source or object code) and related documentation, technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

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          “Inventory” means all inventories of raw materials, work-in-process, finished goods, products under research and development, demonstration equipment, office and other supplies, parts, packaging materials and other accessories related thereto which are held at, or are in transit from or to, any Seller location, or located at customers’ premises on consignment, in each case, which are used or held for use by Seller, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person, together with all rights of Seller against suppliers of such inventories.
          “Knowledge” means those facts that are actually known to an individual or individuals of the relevant party whose work involved the management or supervision of the applicable subject matter, or those facts which, taking into account the scope and nature of the responsibilities of the individual in question, could reasonably be expected to have been known by such individual. When used with respect to the Seller, Shareholder or Parent, Knowledge means the Knowledge of each director or officer of Seller, Shareholder or Parent. When used with respect to Purchaser, Knowledge means the Knowledge of John Heyman and Mark Haidet.
          “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Authority.
          “Liabilities” means all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).
          “Licenses” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental Authority.
          “Liens” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind.
          “Loss” means any and all damages, fines, fees, penalties, deficiencies, losses, costs and expenses (including without limitation interest, court costs, reasonable fees of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment).
          “Most Recent Balance Sheet” means the most recent balance sheet included in the Financial Statements.
          “Most Recent Balance Sheet Date” means the date of the Most Recent Balance Sheet.
          “Operative Agreements” means, collectively, the Escrow Agreement, the Services Agreement, the Assignment Instruments and the Assumption Agreement.

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          “Order” means any writ, judgment, decree, injunction or similar order of any Governmental Authority (in each such case whether preliminary or final).
          “Permitted Lien” means (i) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, and (ii) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a Liability that is not yet due or delinquent.
          “Person” means any natural person, corporation, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental Authority.
          “Personally Identifiable Information” means any information that, alone or in combination with other information, relates to a specific, identifiable individual Person. Personally Identifiable Information includes individual names, social security numbers, telephone numbers, home address, driver’s license number, account number, email address, and vehicle registration number. Any information that can be associated with Personally Identifiable Information shall also be Personally Identifiable Information. For example, an individual’s age alone is not Personally Identifiable Information, but if such age were capable of being associated with one or more specific identifiable individuals then such age would be deemed Personally Identifiable Information.
          “Pre-Closing Tax Period” means Tax periods (or portions thereof) ending on or before the Closing Date.
          “Purchaser Indemnified Parties” means Purchaser and its officers, directors, employees, agents and Affiliates.
          “Resolution Period” means the period ending thirty (30) days following receipt by an Indemnified Party of a written notice from an Indemnifying Party stating that it disputes all or any portion of a claim set forth in a Claim Notice or an Indemnity Notice.
          “Restricted Territory” means the United States of America.
          “Retention Bonus Obligations” means the obligations with respect the “Retention Bonus,” as defined in each of the Excluded Employment Agreements.
          “Seller Indemnified Parties” means Seller, Parent, Shareholder and their respective officers, directors, employees, agents and Affiliates.
          “Services Agreement” means that certain Transitional Services Agreement between Purchaser and Parent of even date.
          “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or

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similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
ARTICLE X
MISCELLANEOUS
          10.01 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by facsimile transmission, by reputable overnight courier or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:
If to Purchaser, to:
Radiant Systems, Inc.
3925 Brookside Parkway
Alpharetta, Georgia 30022
Attn: Mark Haidet
Facsimile: 770.360.7627
with a copy in like manner to:
DLA Piper US LLP
1201 West Peachtree Street, Suite 2800
Atlanta, Georgia 30309
Attn: Richard G. Greenstein, Esq.
Facsimile: 404.682.7816
If to Seller, Shareholder or Parent to:
Innuity, Inc.
8455 154th Avenue NE
Redmond, WA 98052
Attn: John Wall
Facsimile:
with a copy to:
Gray, Plant, Mooty, Mooty & Bennett, P.A.
500 IDS Center
80 South Eighth Street
Minneapolis, MN 55402
Attn: J.C. Anderson, Esq.
Facsimile: 612.632.4000

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All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (c) if delivered by reputable overnight courier or mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.
          10.02 Entire Agreement. This Agreement and the Operative Agreements supersede all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof between the parties, and contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.
          10.03 Expenses. Except as otherwise expressly provided in this Agreement, each party (Seller, Shareholder and Parent collectively, and Purchaser, each being one party for purposes of this Section 10.03) will pay its own costs and expenses (including without limitation all broker’s or finder’s fees) incurred in connection with the negotiation, execution and closing of this Agreement and the Operative Agreements and the transactions contemplated hereby and thereby.
          10.04 Bulk Sales Act. The parties hereby waive compliance with the bulk sales act or comparable statutory provisions of each applicable jurisdiction. Seller shall indemnify Purchaser and its officers, directors, employees, agents and Affiliates in respect of, and hold each of them harmless from and against, any and all Losses suffered, occurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to the failure of Seller to comply with the terms of any bulk sales act or comparable statutory provisions of each jurisdiction applicable to the transactions contemplated by this Agreement.
          10.05 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.
          10.06 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.
          10.07 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Article VIII.

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          10.08 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.
          10.09 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.
          10.10 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.
          10.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Signatures delivered as facsimiles shall be binding to the same extent as original signatures.
          10.12 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Georgia, USA applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.
          10.13 Specific Performance. Each of the parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement are not performed by such party in accordance with their specific terms or are otherwise breached. It is accordingly agreed that any of the parties to this Agreement shall be entitled to an injunction or injunctions or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which the counter-party is entitled at law or in equity.
          10.14 Arbitration. Except as qualified in this Section 10.14, any dispute among the parties arising under, out of, or in connection with or in relation to this Agreement or any of the Operative Agreements will be submitted to binding arbitration under the authority of the Federal Arbitration Act and will be arbitrated in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association (the “AAA”); provided, that the parties will be entitled to conduct discovery as set forth in the Federal Rules of Civil Procedure and the arbitrator will have the power to compel discovery. The arbitration will take place before a single arbitrator in Fulton County, Georgia, or at such other place as is mutually agreed

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to by the parties. Arbitration will be commenced by a party giving written notice to the other party in accordance with Section 10.01 of this Agreement stating the grounds of the dispute, the relief sought and that the dispute is being arbitrated under this Section 10.14. If the parties cannot mutually select an arbitrator and agree to administration of the arbitration within 30 days after written notice is given, then the arbitration will be administered by the AAA in Fulton County, Georgia, and the arbitrator will be selected by the staff of the corporate headquarters of AAA located in New York, New York. No arbitrator selected by the AAA in accordance with the preceding sentence may reside or conduct his or her principal business within the State of Georgia. Any award rendered by the arbitrator shall be conclusive and binding upon the parties hereto; provided, however, that any such award shall be accompanied by a written opinion of the arbitrator giving the reasons for the award. This provision for arbitration shall be specifically enforceable by the parties and the decision of the arbitrator in accordance herewith shall be final and binding and there shall be no right of appeal therefrom. A judgment may be entered upon the arbitration award by any state or federal court in the State of Georgia. Each party shall pay its own expenses of arbitration and the expenses of the arbitrator shall be equally shared; provided, however, that the arbitrator may assess, as part of its award, all or any part of the arbitration expenses of the other party (including reasonable attorneys’ fees) and of the arbitrator against the party raising such unreasonable claim, defense, or objection. Notwithstanding the foregoing, nothing in this Section 10.14 shall be construed as limiting in any way the right of a party hereto to seek injunctive relief with respect to any actual or threatened breach of this Agreement from a court of competent jurisdiction.
          10.15 Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH SIGNATORY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ITS RESPECTIVE RIGHT TO A JURY TRIAL OF ANY PERMITTED CLAIM OR CAUSE OF ACTION ARISING OUT OF THIS AGREEMENT, ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, OR ANY DEALINGS BETWEEN ANY OF THE SIGNATORIES HERETO RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court and that relate the subject matter of this Agreement or any of the transactions contemplated hereby, including contract claims, tort claims, and all other common law and statutory claims. This waiver is irrevocable, meaning that it may not be modified either orally or in writing, and this waiver shall apply to any subsequent amendments, supplements or other modifications to this Agreement, any of the transactions contemplated hereby or to any other document or agreement relating to the transactions contemplated hereby.
          10.16 Waiver of Punitive Damages. EXCEPT IN THE EVENT OF FRAUD, EACH PARTY, TO THE FULLEST EXTENT PERMITTED BY LAW, IRREVOCABLY WAIVES ANY RIGHTS THAT IT MAY HAVE TO PUNITIVE DAMAGES BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS OR ACTIONS OF ANY OF THEM RELATING THERETO.
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     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by or on behalf of each party as of the date first above written.

RADIANT SYSTEMS, INC.

By:

Name:

Title:

JADEON, INC.

By:

Name:

Title:

VISTA.COM, INC.

By:

Name:

Title:

INNUITY, INC.

By:

Name:

Title: